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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-12

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

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                                EXPLANATORY NOTE

Computer Associates International, Inc., a Delaware corporation ("Computer Associates", "CA" or the "Company"), is filing the materials contained in this
Schedule 14A with the Securities and Exchange Commission on July 19, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.

A SERIES OF THREE (3) POSTERS, EACH FEATURING ONE OF THE FOLLOWING SLOGANS, WAS HUNG IN VARIOUS LOCATIONS AT CA HEADQUARTERS IN ISLANDIA, NY, ON JULY 18, 2001, WITH THE FOLLOWING "IMPORTANT INFORMATION" LEGEND PLACED SEPARATELY BENEATH EACH
POSTER:

1.       GIS QA Supports CA!
2.       25 years of experience means a lot to me.  Support CA Management.
3.       Stay the course...

              new business model
              3x6 strategy
              new branding
              award winning technology

              We're making things happen.  Stay with the CA team...

                              IMPORTANT INFORMATION

Computer Associates filed a definitive proxy statement with the Securities and Exchange Commission on July 18, 2001 relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. Computer Associates' definitive proxy statement and other relevant documents are publicly available, and may be obtained for free, at WWW.SEC.GOV. Computer Associates expects to disseminate the definitive proxy statement to stockholders on or about July 19, 2001. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders are set forth in the proxy statement. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may also obtain a free copy of Computer Associates' definitive proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, New York 11749, by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885, or D.F. King & Co., Inc., toll free at 1-800-431-9642, or at CA.COM. To the extent that individual customers, independent industry researchers, financial analysts, or Company commissioned research, are quoted in these proxy materials, it is the Company's policy to use reasonable efforts to verify the source and accuracy of the quote. The Company has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of Computer Associates.

                                       ###

THE FOLLOWING NEWS RELEASE, CONTAINING A LETTER SEPARATELY SENT TO CA STOCKHOLDERS ON JULY 19, 2001, WAS ISSUED OVER PR NEWSWIRE ON JULY 19, 2001:

                COMPUTER ASSOCIATES SENDS LETTER TO SHAREHOLDERS

ISLANDIA, N.Y., July 19, 2001 - Computer Associates International, Inc. (NYSE: CA) announced that it sent the following letter to shareholders today:

Dear Computer Associates Shareholder:

We are enclosing CA's proxy statement and writing to ask for your support as we prepare for CA's annual meeting of shareholders on Wednesday, August 29, 2001.


                YOUR VOTE IS IMPORTANT -- PROTECT YOUR INVESTMENT
              PLEASE SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD

As has been widely reported in the press, Texas financier Sam Wyly has launched a campaign to get himself elected as chairman of your company and install himself and nine of his associates on CA's board. His plan? Frankly, we believe it's vague but he has said he wants to break up CA into four separate business units. Why? Well, that's not entirely clear either, although he did tell our largest investor in a letter:

   "IT'S NOT THAT I HAVE A BIG INVESTMENT POSITION...OF COURSE, I'M MOTIVATED
       TO INCREASE MY WEALTH, BUT THAT'S NOT THE ONLY SCORECARD AND THERE
                        ARE OTHER WAYS I CAN HAVE FUN."
                           --SAM WYLY, (JUNE 1, 2001)

We believe very strongly that Mr. Wyly's ill-conceived plan for CA is a bad idea for CA's shareholders, customers and employees. DON'T LET HIM "HAVE FUN" at your expense.





CA'S CURRENT MANAGEMENT AND BOARD HAVE PERFORMED FOR SHAREHOLDERS


Consider the following facts:

      o CA's existing management team has grown CA to the fourth-largest software firm with a market capitalization of over $18 billion.

      o Since CA's IPO on December 11, 1981, CA's stock price has outperformed Apple, Hewlett-Packard, IBM and Intel. *

      o Over the last year, CA's stock price has outperformed Apple, Cisco, Compaq, Dell, EMC, Hewlett-Packard, IBM, Intel, and Microsoft, and our stock price is up over 75% year-to-date.**

      o In the last three years alone, CA has returned over $1.5 billion to shareholders in the form of dividends and share repurchases, while generating over $4.0 billion in cash from operations.

      o     From FY 1982-FY 2001, CA's revenues grew at a 30% CAGR.


* BASED ON STOCK PRICE APPRECIATION FROM 12/11/81-- 7/13/01: CA (13,274%), APPLE (430%), HEWLETT-PACKARD (1,282%), IBM (698%), AND INTEL (11,379%).
      FIGURES FROM FACTSET.

** BASED ON STOCK PRICE APPRECIATION FROM 7/13/00 -- 7/13/01: CA (19%), APPLE (-56%), CISCO (-71%), COMPAQ (-44%), DELL (-47%), EMC (-71%),
      HEWLETT-PACKARD (-59%), IBM (5%), INTEL (-58%) AND MICROSOFT (-11%). BETWEEN 12/29/00 AND 7/17/01, CA'S STOCK PRICE ROSE 78%. FIGURES FROM FACTSET.

Have we had some challenges? Yes, and like many software and technology companies, we had a disappointing quarter last year. But that can't erase our track record, and it shouldn't obscure the tremendous platform we have built for the future.



           WE BELIEVE CA'S NEW BUSINESS MODEL IS CREATING SHAREHOLDER
                   VALUE AND SUSTAINABLE COMPETITIVE ADVANTAGE


Last October, we introduced a new business model that offers CA's many thousands of customers a wide range of innovative purchasing and payment options to help ensure greater payoff from software investments and achieve a simpler, more flexible and more cost-effective way for them to implement new CA products.

Here's what just some customers have to say about our new model and their satisfaction with CA*:

      "DOING BUSINESS WITH CA HAS NEVER BEEN EASIER. WORKING CLOSELY TOGETHER, WE WERE ABLE TO CRAFT AN AGREEMENT THAT PROVIDES WORLDSPAN WITH FLEXIBILITY AND PREDICTABLE SOFTWARE COSTS TIED TO THE GROWTH OF OUR BUSINESS. UNDER THIS NEW TRANSACTION FEE AGREEMENT, CA

      HAS ALIGNED THEIR SUCCESS WITH THE SUCCESS OF WORLDSPAN. THIS IS A GREAT EXAMPLE OF A TRUE PARTNERSHIP."

                  -- David Lauderdale, Senior Vice President, Worldwide Technical Operations, Worldspan, May 22, 2001

      "THE FLEXIBILITY OF CA'S NEW BUSINESS MODEL REPRESENTS AN IMPORTANT CHANGE FOR SOFTWARE CUSTOMERS. IT ALLOWS US TO FOCUS MORE ON OUR TECHNOLOGY NEEDS RATHER THAN ON FINANCIAL TRANSACTIONS. I WISH OTHER SOFTWARE VENDORS WOULD FOLLOW SUIT. WE'VE FELT THAT CA HAS TREATED US AS A PARTNER SO WE HAVE TRIED TO TREAT CA AS A PARTNER IN RETURN AND WE ARE VERY HAPPY WITH OUR RELATIONSHIP WITH COMPUTER ASSOCIATES."

                  -- Greg Clancy, Executive VP & CIO, Sallie Mae/USA Group, Inc., March 20, 2001

      "CA'S NEW BUSINESS MODEL PROVIDES CFI WITH MORE THAN GREAT TECHNOLOGY. UNDER THE FLEXIBLE NEW LICENSING TERMS, LIKE THE MONTH-TO-MONTH OPTION, WE ARE ENJOYING THE BENEFITS OF CA'S EBUSINESS MANAGEMENT SOLUTIONS WITHOUT THE RISKS OF THE LONGER-TERM CONVENTIONAL LICENSING ARRANGEMENTS. IN AN EVER-EVOLVING BUSINESS WORLD, WE WELCOME A TECHNOLOGY PARTNER THAT GIVES US CHOICE AND FLEXIBILITY."

                  --    Andy Crowder, CIO, CFI/Westgate Resort, March 19, 2001


           WALL STREET AGREES THAT CA'S NEW MODEL REPRESENTS A STRONG
                          PLATFORM FOR CONTINUED GROWTH


Consider these comments*:

      "...TO THE EXTENT THIS NEW MODEL IS CREATING COMPETITIVE ADVANTAGE FOR CA BY VIRTUE OF ITS RELATED IMPACT ON THE COMPANY'S SALES FORCE AND CUSTOMERS, THERE IS EVEN MORE REASON TO BELIEVE THIS NEW BUSINESS MODEL IS PAYING DIVIDENDS FASTER THAN WE OTHERWISE WOULD HAVE ANTICIPATED. WE BELIEVE THE TOUGHER MARKET ENVIRONMENT WE ARE NOW ENTERING IS LIKELY TO BE AN IMMEDIATE PROVING GROUND FOR CA'S NEW BUSINESS MODEL AND HAS THE POTENTIAL TO MAKE CA AN EVEN STRONGER COMPANY AS THIS ENVIRONMENT PUNISHES THE WEAK INTO SUBMISSION."

                  --    Wendell Laidley, Credit Suisse First Boston, April 17,
                        2001

      "WE THINK THAT CA'S SHIFT TO A RATABLE REVENUE RECOGNITION MODEL IS AFFORDING MANAGEMENT WITH PERHAPS THE HIGHEST LEVELS OF VISIBILITY IN THE COMPANY'S HISTORY."

                  --    John McPeake, Prudential Securities, April 17, 2001

      "THE OUTLOOK REVISION REFLECTS THE CUSTOMER RECEPTIVITY OF THE COMPANY'S NEW BUSINESS MODEL AND THE ABSENCE OF ANY MEANINGFUL DISRUPTION IN PERFORMANCE AS A RESULT OF LAUNCHING THE MODEL."

                  --    Standard & Poor's, April 18, 2001

      "... MOODY'S EXPECTATION [IS] THAT [CA] WILL EXTEND ITS LONG HISTORY OF PROFITABLE GROWTH AND STRONG CASH-FLOW GENERATION..."

                  --    Moody's Investors Service, June 26, 2001

      "... WE BELIEVE CA'S UNIQUE ADVANTAGE INCLUDES ITS BROAD TECHNOLOGY OFFERING AND LARGE ENTERPRISE INSTALLED BASE, WHICH TOGETHER ADD UP TO LOTS OF CROSS-SELLING OPPORTUNITIES. WE BELIEVE THE NEW MODEL WILL FACILITATE POSITIVE CUSTOMER RELATIONS BY OFFERING THE FLEXIBILITY OF MORE MANAGEABLE PAYMENT TERMS AND ELIMINATE WHAT SOME VIEWED AS ANNOYING BUT TYPICAL QUARTER-END PUSHES FOR SALES."

                  --    Sarah Mattson, Dain Rauscher Wessels, June 5, 2001

      "WE DON'T VIEW [WYLY'S ACTION] AS ANYTHING MORE THAN WHAT IT IS--AN ATTEMPT TO TAKEOVER THE COMPANY AT A LOW PRICE." "... THE NEW MODEL SHOULD STRENGTHEN CA'S FUNDAMENTAL AND COMPETITIVE POSITION BY GIVING CUSTOMERS MORE FLEXIBILITY IN HOW THEY LICENSE AND USE CA'S SOFTWARE."

                  -- Drew Brosseau/Peter Kuper, SG Cowen, June 21, 2001 / June 5, 2001


WE BELIEVE SAM WYLY'S ILL-FOUNDED PROPOSAL SIMPLY DOESN'T MAKE SENSE

We think breaking CA into four separate business units will hurt customers, increase costs and reduce innovation and synergies. We believe Wyly's plan would:

      o CRIPPLE CUSTOMER SERVICE AND REDUCE CA'S ABILITY TO PROVIDE INTEGRATED SOLUTIONS. Two-thirds of our customers use products across our focus areas and enjoy a one-stop shop for all their business operation needs. Under Wyly's plan, our customers would have to deal with up to four different sales people and four different organizations--which is clearly not what our customers want.

      o REDUCE DEVELOPMENT SYNERGIES AND CROSS-SELLING OPPORTUNITIES. Dividing CA's development efforts across four separate businesses would eliminate the sharing of technology that in our view gives CA a competitive advantage and has helped us reach the point where over 99% of Fortune 500 companies use our products and renewal rates exceed 80%. In addition, our sales force would lose the ability to cross-sell our products.

      o INCREASE ADMINISTRATIVE DUPLICATIONS AND INCREASE EXPENSES. The creation of four separate businesses would generate multiple duplications in organizational structure, necessitating four CEOs, four heads of marketing, etc. We think this is an inefficient way of doing business and could result in drastically increased administrative expenses and overhead costs.

HERE'S WHAT SOME CUSTOMERS AND OTHERS HAVE TO SAY ABOUT SAM WYLY'S PLAN*:


      "IF CA IS BROKEN UP INTO FOUR COMPANIES THERE WILL BE NO SYNERGY BETWEEN DIFFERENT GROUPS. IT'S VERY DIFFICULT TO SAY YOU ARE GOING TO MOVE UNICENTER INTO ONE AREA. SYSTEMS MANAGEMENT HAS IMPLICATIONS IN SECURITY AS WELL AS STORAGE MANAGEMENT. THIS IS NOT A COUNTRY YOU ARE SEPARATING. IT'S JUST NOT THAT EASY. THE WHOLE TAKEOVER THING IS VERY FLAWED IF YOU ASK ME."

                  --    Niten Ved, President NetCom Systems, July 3, 2001

      "IF CA WERE DIVIDED INTO FOUR INDEPENDENT BUSINESSES, WE WOULD BE FORCED TO DEAL WITH MULTIPLE POINTS OF CONTACT FOR OUR VARIOUS SOFTWARE NEEDS. THIS SORT OF ORGANIZATION WOULD DECREASE ACCOUNTABILITY, AS WELL AS CA'S ABILITY TO OFFER FULLY INTEGRATED SOLUTIONS. I SEE NO UPSIDE FOR CA CUSTOMERS UNDER WYLY'S PLAN."

                  -- Allan Horn, Vice President, Data Center Operations, Sallie Mae, July 2, 2001


      "WYLY'S PLAN SOUNDS LIKE A "SMALL IS BEAUTIFUL' FANTASY. CUSTOMERS ARE LOOKING FOR SOLUTIONS TO COMPREHENSIVE BUSINESS PROBLEMS, NOT A BUNCH OF INDEPENDENT TOOLS THEY HAVE TO ASSEMBLE INTO A SOLUTION."

                  --    Rick Ptak, Hurwitz Group, July 9, 2001

      "THE PROPOSED PLAN SHOWS [MR. WYLY] HAS A PROFOUND LACK OF KNOWLEDGE ABOUT WHAT THE COMPANY HAS TO OFFER ITS USERS. CA HAS BEEN IMPROVING, IMPROVING, IMPROVING. TO ME, HE SEEMS LIKE A SMART MAN WHO GOT HIS $4 BILLION FROM CA--WHO WANTS TO HAVE HIS CAKE AND YOURS, TOO."

                  --    Valerie O'Connell, Aberdeen Group, July 9, 2001


           SAM WYLY'S CAMPAIGN, IN OUR VIEW, IS BASED ON SELF-SERVING
             CUSTOMER SATISFACTION RESEARCH AND MISLEADING PUBLICITY
                    DON'T LET HIM "HAVE FUN" AT YOUR EXPENSE

This has been a tough time for our industry as a whole, but our initiatives are bearing fruit and investors and customers agree. WE BELIEVE MR. WYLY'S COMMENTS ABOUT OUR TREATMENT OF EMPLOYEES ARE UNTRUE AND THAT HE INSULTS THE INTELLIGENCE OF OUR CUSTOMERS. Over 93% of respondents to a CA customer survey conducted by GuideStar in January and February of 2001 said that CA's software was "important" to "mission-critical" to the successful operation of their business. In addition, about 75% said they had a positive working relationship with our company. GUIDESTAR'S RESEARCH SHOWS THAT OUR CUSTOMER SATISFACTION RATINGS INCREASED SIGNIFICANTLY IN 2000, AND WE EXPECT THEY WILL CONTINUE TO RISE AS CUSTOMERS ENJOY THE FLEXIBILITY PROVIDED BY OUR NEW BUSINESS MODEL.

We know we have to earn your support every day and we intend to stay focused on continuing to build and improve CA.

YOUR VOTE IS IMPORTANT! Enclosed you will find a WHITE proxy card with which to vote. Only the WHITE proxy card allows you to vote for the current Board of Directors. We urge you to vote FOR all of the items on the WHITE proxy and to mail back ONLY the WHITE proxy in the enclosed postage-paid envelope. We urge you to ignore and throw away any cards that may be sent to you by Wyly or Ranger Governance. The prompt return of your WHITE proxy will ensure that your vote is counted.

                                            Very truly yours,

Charles B. Wang                             Sanjay Kumar
Chairman                                    President & Chief Executive Officer



      For additional information, please call MACKENZIE PARTNERS, INC. TOLL-FREE at 800-322-2885, or call D.F. KING & CO., INC. TOLL-FREE at 800-431-9642.

           * To the extent that individual customers, independent industry researchers, financial analysts, or Company commissioned research, are quoted in these proxy materials, it is the Company's policy to use reasonable efforts to verify the source and accuracy of the quote. The Company has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.

                                      # # #

(C)2001 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

                              IMPORTANT INFORMATION

Computer Associates filed a definitive proxy statement with the Securities and Exchange Commission on July 18, 2001 relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. Computer Associates' definitive proxy statement and other relevant documents are publicly available, and may be obtained for free, at www.sec.gov. Computer Associates expects to disseminate the definitive proxy statement to stockholders on or about July 19, 2001. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders are set forth in the proxy statement. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may also obtain a free copy of Computer Associates' definitive proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, New York 11749, by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885, or D.F. King & Co., Inc., toll free at 1-800-431-9642, or at ca.com. To the extent that individual customers, independent industry researchers, financial analysts, or Company commissioned research, are quoted in these proxy materials, it is the Company's policy to use reasonable efforts to verify the source and accuracy of the quote. The Company has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of Computer Associates.